Exhibit 99.1

NEWS RELEASE

Nabors Secures $1.5 billion Five-Year Unsecured Revolving Credit Facility

Hamilton, Bermuda, November 29, 2012/ PR Newswire — FirstCall — Nabors Industries Ltd. (NYSE:  NBR) today announced the closing of an unsecured revolving credit facility with an aggregate principal amount of $1.5 billion, comprised of a US dollar-denominated loan facility of up $1.45 billion and a  Canadian dollar-denominated  loan facility of up to $50 million.  The duration of the facility is five years.  The terms of the new facility are substantially the same as the $750 million credit facility established in September 2010 and the $700 million credit facility established in April 2011, both of which were terminated contemporaneously with the establishment of the new facility.  A Canadian $50 million unsecured revolving loan facility was also terminated contemporaneously with the establishment of the new facility.  The new facility includes an accordion feature that would allow the Company to add lenders and increase the aggregate principal amount up to $1.95 billion.  Interest margins and undrawn fees are based upon the Company’s senior unsecured credit ratings.  When drawn, US dollar-denominated borrowings under the facility will bear interest, at the Company’s option, at either (a) one, two, three or six months LIBOR, or (b) the higher of the prime commercial rate of Citibank, N.A., the Federal Funds Rate plus ½ of 1%, or one month LIBOR plus 1.05%, in each case plus the applicable margin.  Based upon the Company’s current credit ratings, the interest margin and undrawn fees under option (a) would be 130bps and 20bps, respectively, and 25bps and 20 bps under option (b).  The interest mechanism for any loans denominated in Canadian dollars is similar.  The Company fully and unconditionally guarantees the obligations of its subsidiaries that are the borrowers under the credit facility.

Citigroup Global Markets Inc., Mizuho Corporate Bank Ltd. and HSBC Bank USA, N.A. acted as joint lead arrangers and bookrunners.  The other lenders participating in the facility are HSBC Bank Canada, Morgan Stanley Bank, N.A., PNC Bank, National Association, Bank of America, N.A., Bank of Tokyo-Mitsubishi UFJ, Ltd., Wells Fargo Bank, N.A., Compass Bank, Sumitomo Mitsui Banking Corporation, Arab Banking Corporation, Grand Cayman Branch, and U.S. Bank National Association.

Anthony Petrello, Nabors’ Chairman and Chief Executive Officer, commented, “We are pleased to announce this new credit facility, which extends our credit facility maturity by three years to 2017.  We appreciate the support and confidence of the lenders partnering with us in the new facility and welcome the Bank of Tokyo-Mitsubishi UFJ, Wells Fargo Bank, Compass Bank, Sumitomo Mitsui Banking Corporation, Arab Banking Corporation and U.S. Bank as new participants.”

The Nabors companies own and operate approximately 521 land drilling rigs throughout the world and approximately 607 land workover and well servicing rigs in North America.  Nabors’ actively marketed offshore fleet consists of 40 platform rigs, 12 jackup units and 4 barge rigs in the United States and multiple international markets. In addition, Nabors is one of the largest providers of hydraulic fracturing, cementing, nitrogen and acid pressure pumping services with approximately 805,000 hydraulic horsepower currently in service.  Nabors also manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics, and facilities maintenance and project management services.  Nabors participates in most of the significant oil and gas markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and

Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.  The projections contained in this release reflect management’s estimates as of the date of the release.  Nabors does not undertake to update these forward-looking statements.

For further information, please contact Dennis A. Smith, Director of Corporate Development & Investor Relations, at 281-775-8038. To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.